UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HUNTINGTON BANCSHARES INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Commission file number: 1-34073

Maryland		31-0724920
(State of incorporation or organization)		(IRS Employer Identification No.)

Huntington Center 41 South High Street Columbus, Ohio		43287
(Address of Principal Executive Offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares Each Representing 1/40th Interest in a Share of 5.875% Series C Non-Cumulative Perpetual Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:

333-209962

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of Huntington Bancshares Incorporated, a Maryland corporation (the “Company” or the “Registrant”), each representing a 1/40th interest in a share of the Company’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share). The descriptions set forth under the caption “Description of New Huntington Preferred Stock” in the Registration Statement on Form S-4 (File No. 333-209962) of the Registrant filed with the Securities and Exchange Commission on March 4, 2016, as amended by Pre-Effective Amendments No. 1 and 2, filed on April 6, 2016 and April 27, 2016, respectively, are incorporated herein by reference. The description of the Depositary Shares is set forth below.

Description of the Depositary Shares

General

Each Depositary Share will represent a 1/40th interest in a share of the Series C Preferred Stock and will be evidenced by depositary receipts. The Company will deposit the underlying shares of the Series C Preferred Stock with the Depositary (as defined below) pursuant to the deposit agreement (the “Deposit Agreement”) dated as of August 15, 2016, between the Company and Computershare Inc. and Computershare Trust Company, N.A. (the “Depositary”), jointly acting as depositary. The holders of Depositary Shares from time to time will be deemed to be parties to the Deposit Agreement and will be bound by all of the terms and conditions thereto by their acceptance of delivery of the Depositary Shares to the same extent as though they had executed the Deposit Agreement. Subject to the terms of the Deposit Agreement, each holder of the Depositary Shares will be entitled, through the Depositary, to all the rights and preferences of the Series C Preferred Stock, as applicable, in proportion to the applicable fraction of a share of the Series C Preferred Stock those Depositary Shares represent.

Dividends and Other Distributions

Each dividend payable on a Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series C Preferred Stock.

The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series C Preferred Stock to the record holders of Depositary Shares relating to the underlying Series C Preferred Stock in proportion to the number of Depositary Shares held by the holders. If the Company makes a distribution other than in cash, the Depositary will distribute any securities or property received by it to the record holders of Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with the Company) it is not feasible to make a distribution, in which case the Depositary may, with the Company’s approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the Depositary Shares in proportion to the number of Depositary Shares they hold.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series C Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or other governmental charges. The Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Series C Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If the Company redeems the Series C Preferred Stock represented by the Depositary Shares, in whole or in part, the Depositary Shares will be redeemed with the proceeds received by the Depositary resulting from the redemption of the Series C Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the Series C Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, except in the case of a redemption pursuant to a regulatory capital treatment event.

Whenever the Company redeems shares of the Series C Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing those shares of the Series C Preferred Stock so redeemed. If fewer than all of the outstanding Depositary Shares are redeemed, the Depositary will select the shares to be redeemed pro rata or by lot. The Depositary will mail notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series C Preferred Stock and the related Depositary Shares.

Voting the Series C Preferred Stock

Because each Depositary Share represents a 1/40th interest in a share of the Series C Preferred Stock, holders of Depositary Shares will be entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the Series C Preferred Stock are entitled to a vote.

When the Depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to the Series C Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the Depositary to vote the amount of the Series C Preferred Stock represented by the holder’s Depositary Shares. Insofar as practicable, the Depositary will vote the amount of the Series C Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares representing proportional interests in the Series C Preferred Stock, it will not vote the amount of the Series C Preferred Stock represented by such Depositary Shares.

The foregoing description of the terms of the Deposit Agreement and the Depositary Shares is qualified in its entirety by reference to the full text of the Deposit Agreement, which is included as Exhibit 4.3 to this Registration Statement on Form 8-A and is incorporated by reference herein.

Item 2. Exhibits.

Number	Description

3.1	Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(i) to Huntington Bancshares Incorporated’s Form 10-K for the year ended December 31, 1993)

3.2	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on May 31, 2007)

3.3	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on May 8, 2008)

3.4	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on April 27, 2010)

Number	Description

3.5	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on April 22, 2008)

3.6	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed on April 22, 2008)

3.7	Articles Supplementary of Huntington Bancshares Incorporated, as of November 12, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on November 14, 2008)

3.8	Articles Supplementary of Huntington Bancshares Incorporated, as of December 31, 2006 (incorporated by reference to Exhibit 3.4 to Huntington Bancshares Incorporated’s Form 10-K filed on February 22, 2007)

3.9	Articles Supplementary of Huntington Bancshares Incorporated, as of December 28, 2011 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on January 4, 2012)

3.10	Articles Supplementary of Huntington Bancshares Incorporated, effective as of March 18, 2016 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on March 21, 2016)

3.11	Articles Supplementary of Huntington Bancshares Incorporated, effective as of May 3, 2016 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed on May 5, 2016)

3.12	Articles Supplementary of Huntington Bancshares Incorporated, effective as of August 15, 2016

3.13	Amended and Restated Bylaws of Huntington Bancshares Incorporated, as of July 16, 2014 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on July 17, 2014)

4.1	Instruments defining the Rights of Security Holders — reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement of Charter, as amended and supplemented.

4.2	Huntington Bancshares Incorporated will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

4.3	Deposit Agreement, dated as of August 15, 2016, by and among Huntington Bancshares Incorporated, Computershare, Inc. and Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein

4.4	Form of Depositary Receipt (included as part of Exhibit 4.3)

4.5	Form of Certificate Representing the 5.875% Series C Non-Cumulative Perpetual Preferred Stock

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 15, 2016	HUNTINGTON BANCSHARES INCORPORATED

	By:	/s/ Richard A. Cheap
	Name: Title:	Richard A. Cheap Secretary

EXHIBIT INDEX

Number	Description

3.1	Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(i) to Huntington Bancshares Incorporated’s Form 10-K for the year ended December 31, 1993)

3.2	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on May 31, 2007)

3.3	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on May 8, 2008)

3.4	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on April 27, 2010)

3.5	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on April 22, 2008)

3.6	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed on April 22, 2008)

3.7	Articles Supplementary of Huntington Bancshares Incorporated, as of November 12, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on November 14, 2008)

3.8	Articles Supplementary of Huntington Bancshares Incorporated, as of December 31, 2006 (incorporated by reference to Exhibit 3.4 to Huntington Bancshares Incorporated’s Form 10-K filed on February 22, 2007)

3.9	Articles Supplementary of Huntington Bancshares Incorporated, as of December 28, 2011 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on January 4, 2012)

3.10	Articles Supplementary of Huntington Bancshares Incorporated, effective as of March 18, 2016 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on March 21, 2016)

3.11	Articles Supplementary of Huntington Bancshares Incorporated, effective as of May 3, 2016 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed on May 5, 2016)

3.12	Articles Supplementary of Huntington Bancshares Incorporated, effective as of August 15, 2016

3.13	Amended and Restated Bylaws of Huntington Bancshares Incorporated, as of July 16, 2014 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed on July 17, 2014)

4.1	Instruments defining the Rights of Security Holders — reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement of Charter, as amended and supplemented.

Number	Description

4.2	Huntington Bancshares Incorporated will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

4.3	Deposit Agreement, dated as of August 15, 2016, by and among Huntington Bancshares Incorporated, Computershare, Inc. and Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein

4.4	Form of Depositary Receipt (included as part of Exhibit 4.3)

4.5	Form of Certificate Representing the 5.875% Series C Non-Cumulative Perpetual Preferred Stock